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Investors: Julie Loftus Trudell Amerigroup Corporation	News Media: Tara J. Wall Amerigroup Corporation

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757-321-3597 Jtrudel@amerigroupcorp.com	757-518-3671 Twall01@amerigroupcorp.com

Amerigroup Elects Two New Members to Board of Directors

Company Appoints Executive Vice President, General Counsel and Secretary

Virginia Beach, Va. (Aug. 5, 2010) – Amerigroup Corporation (NYSE: AGP) today announced that Admiral Joseph W. Prueher, USN (Ret.) and John W. Snow, former U.S. Secretary of the Treasury, have been unanimously elected to the Company’s board of directors, effective Aug. 5, 2010. Both will stand for re-election to the board at the Company’s 2011 annual meeting of stockholders.

“Admiral Prueher and Secretary Snow have distinguished themselves not only in service to our Nation, but also through positions of great personal leadership during important times,” said James G. Carlson, Amerigroup chairman and chief executive officer. “With the dynamic changes occurring in health care and the critical need for private sector solutions, Amerigroup will benefit from the experience, critical thinking, and character of these two proven leaders.”

Carlson continued, “With these additions, I believe the board is even better equipped to lead the Company through a time of tremendous growth and transformational change. We are also very grateful for the continuing service of our long-standing board members who have helped us navigate from a start-up venture to a Fortune 500 company.”

“Over more than 15 years, Amerigroup has built an impressive track record in serving people on Medicaid and Medicare and making a difference in their lives,” Admiral Prueher said. “Not only are the results commendable, but I am equally impressed by the social charter to which the Company adheres of serving those in need.”

“At such an important time for health care and for our nation, I am pleased to join Amerigroup in support of continued efforts by the private sector to improve public services and address the current financial challenges facing federal and state governments,” Secretary Snow said.

Admiral Prueher joins the Amerigroup board of directors following a decorated military and public service career. He is currently the James R. Schlesinger Distinguished Professor at the University of Virginia’s Miller Center of Public Affairs. Admiral Prueher completed 35 years of service in the U.S. Navy and served as ambassador to China under Presidents William J. Clinton and George W. Bush. While in the Navy, Admiral Prueher was the 17th commander-in-chief of the U.S. Pacific Command (CINCPAC) and the senior military commander of all the U.S. Army, Navy, Marine Corps and Air Force troops in the Pacific and Indian Oceans. He began his naval career as a carrier-based attack pilot and is a combat veteran of the Vietnam War.

A native of Nashville, Tenn., Admiral Prueher graduated with distinction from the U.S. Naval Academy in 1964 and later received a master’s of science degree in International Relations from George Washington University, and he graduated from the Naval War College in Newport, R.I. He currently serves on the boards of New York Life, Emerson Electric Co., and Fluor Corporation.

Secretary Snow joins the board of directors as the president of JWS Associates LLC, a Richmond-based consulting firm. Previously, Secretary Snow served as the 73rd U.S. Secretary of the Treasury under President George W. Bush where his duties included chairing the Boards of Trustees of the Social Security and Medicare trust funds. He has also served in several senior roles at the U.S. Department of Transportation under President Ford where he led the Administration’s efforts to deregulate the transportation industry. Prior to joining the Bush Administration, Snow served as chairman, president and chief executive officer of CSX Corporation, the global transportation company, for well over a decade. Snow has had a long involvement in public policy issues, serving as chairman of the Business Round Table where he played a major role in supporting passage of the North American Free Trade Agreement and the deficit reduction agreement during the Clinton Administration.

Secretary Snow did his undergraduate work at Kenyon College and the University of Toledo, where he earned his bachelor’s degree. He earned a master’s degree from Johns Hopkins University and a doctorate in economics from the University of Virginia. He also holds a law degree from George Washington University. Secretary Snow has been on the faculties of the University of Maryland, the University of Virginia, George Washington University and Yale University School of Management, where he served as a distinguished visiting fellow for a number of years.

Secretary Snow serves on the boards of Cerberus Capital Management LP where he is non-executive chair, Marathon Oil Corporation and Verizon Communications. Over his career he has served on the boards of Johnson & Johnson, USX and Textron, as well as Johns Hopkins University and the Darden School of Business at the University of Virginia.

General Counsel Transition Completed

In addition, Nicholas J. Pace, Esq. has been elected executive vice president, general counsel and secretary, effective as of Aug. 5, 2010. Stanley F. Baldwin, Esq., who previously served as executive vice president, general counsel and secretary, will remain with the Company as executive vice president, chief legal officer and secretary emeritus through his planned retirement on Dec. 31, 2010.

“Nick Pace joined Amerigroup four years ago, and in that time, he has demonstrated astute judgment and his abilities as a trusted leader of the highest ethics and character,” Carlson added. “Just as we are fortunate to have such a stellar contributor assume this role, I cannot say enough about the service of our counsel and good friend, Stan Baldwin. Since 1997, Stan has overseen the development of a legal department guided by integrity, and we celebrate his many accomplishments and dedicated, tireless efforts on behalf of our entire company.”

Pace joined Amerigroup in 2006 as senior vice president and deputy general counsel, and since that time, his areas of responsibility have included corporate governance, SEC and NYSE compliance and reporting, corporate finance and mergers and acquisitions. Prior to joining Amerigroup, Pace served as assistant general counsel for CarMax, Inc., a publicly traded auto retailer, where his focus included corporate governance, corporate finance and mergers and acquisitions. Pace received a bachelor’s of science degree in both accountancy and finance from Miami University (Ohio) and is a graduate, cum laude, of the University of Richmond T.C. Williams School of Law. He also holds an MBA from the University of Richmond E. Clairborne Robbins School of Business.

About Amerigroup Corporation
Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Serving approximately 1.9 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company’s product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

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